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                                                     Exhibit 3(a)

                        State of Indiana
                OFFICE OF THE SECRETARY OF STATE

       CERTIFICATE OF AMENDED ARTICLES OF INCORPORATION OF


                      STANDARD OIL COMPANY


     I, Edwin J. Simcox, Secretary of State of Indiana, hereby certify that Amended Articles of Incorporation for the above Corporation have been filed, in the form prescribed by my office, prepared and signed in duplicate in accordance with Chapter Four of the Indiana General Corporation Act (IC 23-1-4). The name of the corporation is amended as follows:

                        AMOCO CORPORATION

Now, therefore, upon due examination, I find that the Amended Articles of Incorporation conform to law, and have endorsed my approval upon the duplicate copies of such Articles; that all fees have been paid as required by law; that one copy of such Articles bearing the endorsement of my approval and filing has been returned by me to the Corporation.

                              In Witness Whereof, I have hereunto
                              set my hand and
                              affixed the seal of the State of
                              Indiana, at the City of
                              Indianapolis, this 23rd day of
                              April, 1985.
(Seal of The State of Indiana)
                                 /s/ Edwin J. Simcox
                              Edwin J. Simcox, Secretary of State

                              By    /s/ Mark S. Adams
                                           Deputy

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                AMENDED ARTICLES OF INCORPORATION
                               OF
                      STANDARD OIL COMPANY
                     (NOW AMOCO CORPORATION)

     H. L. Fuller and R. E. Callahan, President and Secretary, respectively, of Standard Oil Company, a corporation existing under the Indiana General Corporation Act, as amended (the "Corporation"), desiring to give notice of corporate action effecting the amendment of its Articles of Incorporation of the Corporation and the restatement of those Articles of Incorporation, as so amended, in the form of these Amended Articles of Incorporation, certify the following facts:

            Subdivision A - Text of Amended Articles

     The exact text of the entire Articles of Incorporation of the Corporation as amended now is as follows:
     Amended Articles of Incorporation of Amoco Corporation

     The Amended Articles of Incorporation of Amoco Corporation, a corporation duly organized and existing under and pursuant to the provisions of The Indiana General Corporation Act, as amended (the "Act"), which supersede and take the place of the heretofore existing Articles of Incorporation, are as follows:

Article 1 - Name of the Corporation

     The name of the Corporation is Amoco Corporation (the
"Corporation").

Article 2 - Purpose of the Corporation

     The Corporation is organized for the purpose of engaging in any and all lawful businesses for which corporations may be incorporated under the Act.

Article 3 - Period of Existence of the Corporation

     The period during which the Corporation shall continue to exist as a corporation is perpetual.

Article 4 - Principal Office and Resident Agent of the
Corporation

     Section 4.1 - Principal Office.  The post office address of the Principal Office of the Corporation is:
          c/o Prentice-Hall Corporation System, Inc.
          Circle Tower
          Indianapolis, Indiana  46204

     Section 4.2 - Resident Agent. The name and post office address of the Resident Agent of the Corporation are:

          Prentice-Hall Corporation System, Inc.
          Circle Tower
          Indianapolis, Indiana  46204

Article 5 - Number of Authorized Shares of the Corporation

     The Corporation has authority to issue 900,000,000 shares, all of which are shares without par value. Shares without par value may be issued for such consideration as may be fixed from time to time by the Board of Directors.

Article 6 - General Provisions Regarding Shares of the
Corporation

     Section 6.1 - Common Stock. 800,000,000 of the shares which the Corporation has authority to issue constitute a separate and single class of shares known as Common Stock ("Common Stock"). The shares of Common Stock shall not be issued in series. All shares of Common Stock shall be identical with each other in all respects.

     Section 6.2 - Voting Preferred Stock. 50,000,000 of the shares which the Corporation has authority to issue constitute a separate and single class of shares known as Voting Preferred Stock ("Voting Preferred Stock"). The shares of Voting Preferred Stock may be issued in one or more series. The Board of Directors is vested with authority to determine and state the designations and the relative rights, preferences, qualifications, limitations and restrictions (other than voting rights) of each such series by the adoption and filing in accordance with the Act of an appropriate resolution or resolutions authorizing the issuance of such series prior to the issuance of such series. All shares of Voting Preferred Stock of the same series shall be identical with each other in all respects.

     Section 6.3 - Non-Voting Preferred Stock. 50,000,000 of the shares which the Corporation has authority to issue constitute a separate and single class of shares known as Non-Voting Preferred Stock ("Non-Voting Preferred Stock"). The shares of Non-Voting Preferred Stock may be issued in one or more series. The Board of Directors is vested with authority to determine and state the designations and the relative rights, preferences, qualifications, limitations and restrictions (other than voting rights) of each such series by the adoption and filing in accordance with the Act of a resolution or resolutions authorizing the issuance of such series prior to the issuance of such series. All shares of Non-Voting Preferred Stock of the same series shall be identical with each other in all respects.

     Section 6.4 - Issuance of Shares. The Board of Directors has authority to authorize and direct the issuance by the Corporation of shares of Common Stock, Voting Preferred Stock and Non-Voting Preferred Stock at such times, in such amounts, to such persons, for such considerations and upon such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws, these Amended Articles of Incorporation and the resolution or resolutions authorizing the issuance of any series of shares of Voting Preferred Stock or Non-Voting Preferred Stock adopted by the Board of Directors pursuant to Section 6.2 or Section 6.3 of these Amended Articles of Incorporation.

     Section 6.5 - Distribution Upon Shares. The Board of Directors has authority to authorize and direct the payment of dividends and the making of other distributions by the Corporation in respect of shares of the issued and outstanding Common Stock, Voting Preferred Stock and Non-Voting Preferred Stock at such times, in such amounts and forms, from such sources (specifically including, but not limited to, the unrestricted and unreserved capital surplus of the Corporation) and upon such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, by other applicable laws, by these Amended Articles of Incorporation and by the resolution or resolutions authorizing the issuance of any series of shares of Voting Preferred Stock or Non-Voting Preferred Stock adopted by the Board of Directors pursuant to Section 6.2 or Section 6.3 of these Amended Articles of Incorporation. The Board of Directors has authority to authorize and direct the payment of dividends and the making of distributions by the Corporation in respect of shares of the issued and outstanding Common Stock, Voting Preferred Stock or Non-Voting Preferred Stock in shares of the same class or in shares of any other class without obtaining the affirmative vote or the written consent of the class in which the payment or distribution is to be made.

     Section 6.6 - Acquisition of Shares. The Board of Directors has authority to authorize and direct the acquisition by the Corporation of the issued and outstanding shares of Common Stock, Voting Preferred Stock and Non-Voting Preferred Stock at such times, in such amounts, from such persons, for such considerations, from such sources (specifically including, but not limited to, the unrestricted and unreserved capital surplus of the Corporation) and upon such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, by other applicable laws, by these Amended Articles of Incorporation and by the resolution or resolutions authorizing the issuance of any series of shares of Voting Preferred Stock or Non-Voting Preferred Stock adopted by the Board of Directors pursuant to
Section 6.2 or Section 6.3 of these Amended Articles of
Incorporation.

Article 7 - Voting Rights of Shares of the Corporation

     Section 7.1 - Common Stock. The holders of shares of Common Stock have the right, voting separately by class, to cast one vote for each duly authorized, issued and outstanding share of Common Stock held by them upon each question or matter in respect of which, under the Act, such holders are entitled to vote by class. Such holders also have the right, voting in common with the holders of shares of Voting Preferred Stock and not separately by class, to cast one vote for each duly authorized, issued and outstanding share of Common Stock held by them upon each question or matter submitted generally to the holders of shares of the Corporation in respect of which, under the Act, voting by class or series is not required. The holders of shares of Common Stock have the right, voting in common with the holders of shares of Voting Preferred Stock and not separately by class, to vote for the election of members of the Board of Directors to be elected at any meeting of shareholders, other than those members, if any, to be elected by the holders of shares of Voting Preferred Stock and Non-Voting Preferred Stock in accordance with
Section 7.4 of these Amended Articles of Incorporation.

     Section 7.2 - Voting Preferred Stock. The holders of shares of Voting Preferred Stock have the right, voting separately by class or by series, to cast one vote for each duly authorized, issued and outstanding share of Voting Preferred Stock held by them upon each question or matter in respect of which, under the Act, such holders are entitled to vote by class or by series. Such holders also have the right, voting in common with the holders of shares of Common Stock and not separately by class or by series, to cast one vote for each duly authorized, issued and outstanding share of Voting Preferred Stock held by them upon each question or matter submitted generally to the holders of shares of the Corporation in respect of which, under the Act, voting by class or by series is not required. The holders of shares of Voting Preferred Stock have the right, voting in common with holders of shares of Common Stock and not separately by class, to vote for the election of members of the Board of Directors to be elected at any meeting of shareholders, other than those members, if any, to be elected by the holders of Voting Preferred Stock and Non-Voting Preferred Stock in accordance with Section 7.4 of these Amended Articles of Incorporation.

     Section 7.3 - Non-Voting Preferred Stock. The holders of shares of Non-Voting Preferred Stock have the right, voting separately by class or by series, to cast one vote for each duly authorized, issued and outstanding share of Non-Voting Preferred Stock held by them upon each question or matter in respect of which, under the Act, such holders are entitled to vote by class or by series. Such holders have no further voting rights other than in accordance with Section 7.4 of these Amended Articles of Incorporation.

     Section 7.4 - Election of Directors by Holders of Preferred Stock. If the Corporation shall, at any time, be in default in the payment of dividends on any series of shares of Voting Preferred Stock or Non-Voting Preferred Stock in an amount equivalent to six quarterly dividends, the number of directors constituting the Board of Directors of the Corporation shall automatically be increased by two, and the holders of the shares of all series of Voting Preferred Stock and Non-Voting Preferred Stock in respect to which there shall be such a default shall have the right, in addition to the other voting rights contained in this Article 7, to elect, at the next ensuing special or annual meeting of the shareholders, two individuals to fill the vacancies created in the Board of Directors as a result of such increase in the number of members of the Board of Directors.

     The right to participate in the election of two individuals to the Board of Directors to fill the positions created by such increase shall continue, in the case of each series of shares of Voting Preferred Stock or Non-Voting Preferred Stock having cumulative dividend rights, until all arrearages in dividends accumulated in respect of such shares shall have been paid in full and, in the case of each series of shares of Voting Preferred Stock or Non-Voting Preferred Stock not having cumulative dividend rights, until dividends in respect of such shares shall have been paid consecutively in an amount equal to four quarterly dividend payments, and shall thereupon terminate. In the case of any series of shares of Voting Preferred Stock or Non-Voting Preferred Stock, this right once terminated shall not revive unless and until the Corporation shall be in default in payment of dividends in an amount equal to six quarterly dividends in respect of dividend periods ending after the date upon which this right shall have terminated in accordance with the preceding sentence.

     Section 7.5 - Vote Required. Any action required to be taken by the shareholders of shares of Voting Preferred Stock or Non-Voting Preferred Stock in respect of which, under the Act, voting by class is required shall be taken pursuant to the affirmative vote of two-thirds of the duly authorized, issued and outstanding shares of such class.

     Section 7.6 - Written Consent. Any action which may be taken at a meeting of the shareholders of the Corporation can be taken without a meeting only if, prior to such action, a consent in writing setting forth the action so taken shall be signed by all of the shareholders entitled to vote with respect thereto and such written consent is filed with the minutes of the proceedings of the shareholders.

Article 8 - Requirement for Commencing Business

     The stated capital of the Corporation at April 23, 1985 is at least one billion dollars ($1,000,000,000).

Article 9 - The Board of Directors of the Corporation

     Section 9.1 - Election of Directors. The number of directors of the Corporation shall be specified from time to time by its By-Laws but in no event shall such number be less then ten. The members of the Board of Directors, other than any directors elected by holders of preferred stock pursuant to
Section 7.4, shall consist of three classes of membership as nearly equal in number as practicable, as determined by the Board of Directors. One class shall be elected to hold office initially for one year until the annual meeting of shareholders to be held in 1986; a second class shall be elected to hold office initially for two years until the annual meeting of shareholders to be held in 1987; and a third class shall be elected to hold office for three years until the annual meeting of shareholders to be held in 1988. The successors of the class of directors whose term expires at any annual meeting shall be elected to hold office for a term of three years expiring at the annual meeting of shareholders to be held in the third year following the year of election.

     Section 9.2 - Vacancies. Subject to the rights of holders of any preferred stock under Section 7.4, any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause and newly created directorships resulting from an increase in the number of directors shall be filled by a majority vote of the remaining directors then in office, and any directors so chosen shall hold office for the remainder of the full term of the class of director in which the vacancy occurred or in which the new directorship was created. No decrease in the number of directors shall shorten the term of any incumbent director.

     Section 9.3 - Removal of Directors. Subject to the rights of holders of any preferred stock under Section 7.4, members of the Board of Directors may be removed from office only for cause and by vote, at a meeting of shareholders called for that purpose, of 75 percent of the shares then entitled to vote at an election of directors.

     Section 9.4 - Amendment of Article 9. The provisions of this Article 9 may be amended, altered or repealed only at a meeting of shareholders by vote of the holders of 75 percent of the shares then entitled to vote on amendments to these Articles of Incorporation.

Article 10 - Identity of Members of the Board of Directors of the
Corporation

     The names and addresses of the directors of the Corporation holding office at the time of adoption of these Amended Articles of Incorporation are as follows:

Leland C. Adams          200 E. Randolph Drive, Chicago, IL 60601
Karl D. Bays             One American Plaza, Evanston, IL 60201
Henry O. Boswell         200 E. Randolph Drive, Chicago, IL 60601
John H. Bryan Jr.        Three First National Plaza, Chicago, IL 60602
James W. Cozad           200 E. Randolph Drive, Chicago, IL  60601
Richard J. Ferris        Post Office Box 66100, Chicago, IL 60666
James C. Fletcher        7925 Jones Branch Drive, McLean, VA 22102
H. Laurance Fuller       200 E. Randolph Drive, Chicago, IL 60601
Frederick G. Jaicks      30 W. Monroe Street, Chicago, IL 60603
Richard H. Leet          200 E. Randolph Drive, Chicago, IL 60601
Robert H. Malott         200 E. Randolph Drive, Chicago, IL 60601
Walter E. Massey         5801 S. Ellis Street, Chicago, IL 60637
Richard M. Morrow        200 E. Randolph Drive, Chicago, IL 60601
Walter R. Peirson        200 E. Randolph Drive, Chicago, IL 60601
Arthur E. Rasmussen      155 N. Michigan Avenue, Chicago, IL 60601
Richard D. Wood          307 E. McCarty Street, Indianapolis, IN 46225

     The names and addresses of the President and the Secretary of the Corporation holding office at the time of adoption of these Amended Articles of Incorporation are:

H. Laurance Fuller, President 200 E. Randolph Drive, Chicago, IL 60601 Ronald E. Callahan, Secretary 200 E. Randolph Drive, Chicago, IL 60601

Article 11 - Location of Meetings of Shareholders

     All meetings of the shareholders of the Corporation shall be held at such location, within or outside the State of Indiana, as may from time to time be designated by resolution of the Board of Directors as provided in the By-Laws.

           Subdivision B - Manner of Adoption and Vote

     Section 1 - Action by Board of Directors. The Board of Directors of the Corporation, at a meeting which was duly called, constituted and held on February 26, 1985, and at which a quorum was present and voting throughout, duly adopted a resolution proposing to the shareholders of the Corporation that the Articles of Incorporation of the Corporation be amended to provide as set forth in these Amended Articles of Incorporation and directing that that proposal be submitted to a vote of the shareholders at their next ensuing annual meeting.

     Section 2 - Action by Shareholders. The shareholders of the Corporation, at the annual meeting which was duly called, constituted and held on April 23, 1985, and at which a quorum was present and voting throughout, duly adopted a resolution amending the Articles of Incorporation to provide as set forth in these Amended Articles of Incorporation. The number of shares of the Corporation entitled to vote in respect of the amendment, the number of shares voted in favor of the adoption of the amendment and the number of shares voted against the adoption of the amendment, were as follows:

     Number of Shares Entitled to Vote       269,451,782
     Number of Shares Voted in Favor         176,063,244
     Number of Shares Voted Against           31,321,993

     Section 3 - Compliance With Legal Requirements. The manner of the adoption of the amendment, and the vote by which it was adopted, constitute full legal compliance with the provisions of The Indiana General Corporation Act, as amended, and the Articles of Incorporation and By-Laws of the Corporation.

Subdivision C - Statement of Changes Made With Respect to Number
                      of Shares Authorized

     The number of shares which the Corporation was authorized to issue before the amendment, the additional number of shares which the Corporation is authorized to issue by the adoption of the amendment and the total number of shares which the Corporation is authorized to issue after adoption of the amendment are as follows:

               Authorized Shares   Authorized Shares   Authorized Shares
Class          Before Amendment    Added by Amendment  After Amendment

Common Stock
without par value   800,000,000              0             800,000,000

Non-Voting Preferred
Stock without par value       0     50,000,000              50,000,000

Voting Preferred Stock
without par value             0     50,000,000              50,000,000

Total Authorized
Shares              800,000,000    100,000,000             900,000,000


     These Amended Articles of Incorporation have been executed as of April 23, 1985.


       /s/ H. L. Fuller                     /s/ R. E. Callahan
H. L. Fuller, President                    R. E. Callahan, Secretary
_________________________________________________________________
___________________
STATE OF ILLINOIS   )
                    ) SS:
COUNTY OF COOK      )

     On April 23, 1985, before me, a Notary Public having jurisdiction to act in my capacity as such within such State and County, personally appeared H. L. Fuller and R. E. Callahan, the President and Secretary, respectively, of Standard Oil Company, each of whom, being first duly sworn by me upon his oath according to law, acknowledged his execution of these Amended Articles of Incorporation and stated that the facts set forth therein were true.
                                     /s/ Christine S. Sumida
                                           Notary Public

                                     Christine S. Sumida
                                           Printed Signature
My commission expires:
December 9, 1986

                  This instrument prepared by:
                     Stephen F. Gates, Esq.
                     200 East Randolph Drive
                     Chicago, Illinois 60601
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                      STATE OF INDIANA
              OFFICE OF THE SECRETARY OF STATE

                   ARTICLES OF AMENDMENT

To Whom These Presents Come, Greeting:

WHEREAS, there has been presented to me at this office, Articles of Amendment for:

                     AMOCO CORPORATION

and said Articles of Amendment have been prepared and signed in accordance with the provisions of the Indiana Business
Corporation Law, as amended.

NOW, THEREFORE, I, SUE ANNE GILROY, Secretary of State of
Indiana, hereby certify that I have this day filed said articles in this office.

The effective date of these Articles of Amendment is March 12, 1998.

In Witness Whereof, I have hereunto set my hand and affixed the seal of the State of Indiana, at the City of Indianapolis, this Twelfth day of March, 1998.

/s/ Sue Anne Gilroy
SUE ANNE GILROY, Secretary of State

Deputy


                                       SUE ANNE GILROY
                                       SECRETARY OF STATE
                                       CORPORATIONS DIVISION
                                       302 W. Washington St., Rm. E018
                                       Indianapolis, IN 46204
                                       Telephone: (317) 232-8576

ARTICLES OF AMENDMENT OF THE
ARTICLES OF INCORPORATION
State Form 38333 (R8/12-96)
Approved by State Board of Accounts 1995

Indiana Code 23-1-38-1 et esq.
Filing Fee: $30.00

INSTRUCTIONS:  Use 8 1/2" x 11" white paper for inserts.
Present original and two copies to address in upper right hand corner of this form. Please TYPE or PRINT.

ARTICLES OF AMENDMENT OF THE
ARTICLES OF INCORPORATION OF:

Name of Corporation:
AMOCO CORPORATION

Date of Incorporation:
6-18-89

The undersigned officers of the above referenced Corporation
(hereinafter referred to as the "Corporation") existing pursuant to the provisions of: (indicate appropriate act)

X    Indiana Business Corporation Law
     Indiana Professional Corporation Act of 1983 as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendment to certain provisions of its Articles of Incorporation, certify the following facts:

                      ARTICLE I Amendment(s)

The exact text of Article(s) 5 of the Articles

                          ARTICLE 5
              NUMBER OF AUTHORIZED SHARES OF THE
                         CORPORATION

The Corporation has authority to issue 1,700,000,000 shares, all of which are shares without par value. Shares without par value may be issued for such consideration as may be fixed from time to time by the Board of Directors.

The exact text of Article(s) 6 Section 6.1 of the Articles

                         ARTICLE 6
        GENERAL PROVISIONS REGARDING SHARES OF THE
                        CORPORATION

Section 6.1. Common Stock. 1,600,000,000 of the shares which the Corporation has authority to issue constitute a separate and single class of shares known as Common Stock ("Common Stock"). The shares of Common Stock shall not be issued in series. All shares of Common Stock shall be identical with each other in all respects.

                        ARTICLE II

Date of each amendment's adoption:
January 27, 1998

(Continued on reverse side)
(IND. - 1026 - 6/6/97)

           ARTICLE III Manner of Adoption and Vote

Mark applicable section. NOTE - Only in limited situations does Indiana law permit an Amendment without shareholder approval.
Because a name change requires shareholder approval, Section 2 must be marked and either A or B completed.

X    SECTION 1 This amendment was adopted by the Board of
Directors or incorporators and shareholder action was not required.

     SECTION 2 The shareholders of the Corporation entitled to vote in respect to the amendment adopted the proposed amendment. The amendment was adopted by: (Shareholder approval may be by either
A or B.)

A. Vote of such shareholders during a meeting called by the Board of Directors. The result of such vote is as follows:

     Shares entitled to vote.
     Number of shares represented at the meeting.
     Shares voted in favor.
     Shares voted against.

B.  Unanimous written consent executed on
__________________________, 19_____ and signed by all such
shareholders entitled to vote.

       ARTICLE IV  Compliance with Legal Requirements

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

I hereby verify, subject to the penalties of perjury, that the statements contained herein are true, this 11th day of March, 1998.

Signature of current officer or chairman of the board.
/s/  S. F. Gates

Printed name of officer or chairman of the board
S. F. Gates

Signature's title
Vice President, General Counsel and Corporate Secretary

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